EXHIBIT 10.39

1065 Avenue of the Americas
15th Floor
New York. NY 10018
212-944-7755 phone
800 905-9322 phone
855 737-4527 fax
Seamless.com

May 16, 2012

Margo Drucker

Dear Maggie:

It is my pleasure to extend to you an offer of employment with Seamless North America, LLC ("Seamless"). We believe that your particular experience and background will serve you and Seamless well. The purpose of this letter is to confirm the specific details associated with your employment.

Enclosed are the following:

•	An Offer Detail Summary highlighting the specifics of your employment arrangements; and

•	Two copies of an Agreement Relating to Employment and Post-Employment Competition (the "Employment Agreement"); and

•	Option Agreement (This is a draft and remains subject to final Board approval)

Your execution and delivery of the Employment Agreement is a condition to your employment with Seamless. We ask that you please sign the Offer Detail Summary & one copy of the Employment Agreement, and return them in the enclosed envelope to Randi Jakubowitz, 1065 Avenue of the Americas, 15th floor, New York, NY 10018 along with a signed copy of this Letter with the Offer Detail Summary attached by the Offer Letter expiration date set forth below.

In conformance with the Immigration Reform and Control Act of 1986, Seamless requires proof of your identity and employment authorization. In addition, this job offer is contingent on the successful completion of a background check.

We are very excited about the future of Seamless and look forward to you joining us. If you have any questions, please do not hesitate to call.

Sincerely,

/s/ Jonathan Zabusky

Jonathan Zabusky

Chief Executive Officer

Seamless North America, LLC

1065 Avenue of the Americas
15th Floor
New York. NY 10018
212-944-7755 phone
800 905-9322 phone
855 737-4527 fax
Seamless.com

Please sign and date below acknowledging that you have received this letter and accepted our offer. Your offer will expire as of May 21, 2012.

Accept:

Margo Drucker
(Please Print Name) /s/ Margo Drucker	9/7/12
(Please Sign Name)	Date

Enclosures:

•	Offer Detail Summary
•	Seamless North America. LLC Agreement Relating to Employment and Post-Employment Competition
•	Option Agreement (This is a draft and remains subject to final Board approval)

1065 Avenue of the Americas
15th Floor
New York. NY 10018
212-944-7755 phone
800 905-9322 phone
855 737-4527 fax
Seamless.com

Margo Drucker Offer Detail Summary May 16, 2012
Title:	Vice President & General Counsel Seamless North America, LLC (“Seamless”)
Location:	New York, New York
Reporting directly to:

Jonathan Zabusky, Chief Executive Officer

This reporting structure will be reviewed and may be modified once a Chief Financial Officer joins Seamless. This change would be at the discretion of the CEO.

Base Salary:	$240,000.00
Start Date:	June 25, 2012
Bonus:

For Fiscal Year 2012:

You will be eligible to receive a prorated discretionary bonus for your employment with Seamless for the remainder of Fiscal Year 2012. Your target will be 30% of your base salary and this will be prorated on your start date with Seamless.

For Fiscal Year 2013:

The board of directors of Seamless (the 'Board") has adopted a Seamless bonus plan (the "Bonus Plan") that you will be eligible to participate in for Fiscal Year 2013. The amount of your bonus under the Bonus Plan will be determined on the basis of both the performance of Seamless and your performance measured against certain annual financial and non-financial goals, objectives and achievements. Your Fiscal Year 2013 bonus target will be 30% of your base salary.

Seamless agrees that during your employment, for bonus years following Fiscal Year 2013, your annualized bonus target shall not be less than $72,000

Signing Bonus:

You will receive a one-time sign-on bonus of $12,500 minus applicable taxes to be paid to you with your Fiscal Year 2012 bonus in December 2012. In the event that you terminate employment with Seamless within 1 year of your anniversary date, you will repay, in full, the signing bonus back to Seamless.

Benefits:

As a salaried employee, you will be eligible for wide range of benefit plans, including Medical, Dental, Vision and Retirement. After your hire, you will receive an enrollment package detailing eligibility, terms and enrollment instructions.

Vacation:	You will be entitled to 4 weeks vacation subject to the terms of the Seamless vacation policy.

1065 Avenue of the Americas
15th Floor
New York. NY 10018
212-944-7755 phone
800 905-9322 phone
855 737-4527 fax
Seamless.com

Equity Compensation:

The Board has adopted the Seamless North America 2011 Equity Incentive Plan (the "Equity Plan") to, among other things, increase employees' personal interest in Seamless' growth typically through the granting of equity interest options. I will be recommending that the Board grant you, under and pursuant to the terms of the Equity Plan an option to purchase such number of Seamless common units that is equal to 0.25% of Seamless' equity interests on a fully-diluted basis. 25% of the units subject to the option will vest on the first anniversary of your grant date, which first vesting date is typically no later than one year following the  first day of the month after you join Seamless, with the remaining 75% vesting in 36 equal monthly installments over the three year period following the first vesting date. Your grant will be subject to all of the terms of the Equity Plan as well as the terms of the agreement governing the grant.

This offer letter, along with the Agreement Relating to Employment and Post-Employment Competition referred to in the offer letter, sets forth the entire understanding of the parties with respect to all aspects of the offer of your employment with Seamless. Any and all previous agreements or understandings between or among the parties regarding the subject matter hereof, whether written or oral are superseded by this offer letter and the Agreement Relating to Employment and Post-Employment Competition.

SEAMLESS NORTH AMERICA, LLC

AGREEMENT RELATING TO EMPLOYMENT AND POST-EMPLOYMENT COMPETITION

This Agreement is between Margo Drucker ("Employee") and SEAMLESS NORTH AMERICA, LLC ("SEAMLESS").

RECITALS

WHEREAS, SEAMLESS is a leading provider of online food and catering ordering services and related services to business and industry, private and public institutions, and the general public;

WHEREAS, SEAMLESS has a proprietary interest in its business and financial plans and systems, methods of operation and other secret and confidential information, knowledge and data ("Proprietary Information”) which includes, but is not limited to, all confidential, proprietary or non-public information, ideas and concepts; annual and strategic business plans; financial plans, reports and systems including profit and loss statements, sales, accounting forms and procedures and other information regarding costs, pricing and the financial condition of SEAMLESS and its business segments and groups; management development reviews, including information regarding the capabilities and experience of SEAMLESS employees; intellectual property, including patents, inventions, discoveries, research and development, compounds, recipes, formulae, reports, protocols, computer software and databases; information regarding SEAMLESS's relationships with its clients, customers, and suppliers and prospective clients, partners, customers and suppliers; policy and procedure manuals, information regarding materials and documents in any form or medium (including oral, written, tangible, intangible, or electronic) concerning any of the above, or any past, current or future business activities of SEAMLESS that is not publicly available; compensation, recruiting and training, and human resource policies and procedures; and data compilations, research, reports, structures, compounds, techniques, methods, processes, know-how;

WHEREAS, all such Proprietary Information is developed at great expense to SEAMLESS and is considered by SEAMLESS to be confidential trade secrets;

WHEREAS, Employee, as a senior manager, will have access to SEAMLESS's Proprietary Information, directly in the course of Employee's employment, and indirectly through interaction with and presentations by other senior managers, key employees, board members or other key advisors of SEAMLESS or its affiliates;

WHEREAS, SEAMLESS will introduce Employee to SEAMLESS clients, customers, suppliers and others, and will encourage, and provide resources for, Employee to develop personal relationships with SEAMLESS's clients, customers, suppliers and others;

WHEREAS, SEAMLESS will provide specialized training and skills to Employee in connection with the performance of Employee's duties at SEAMLESS which training involves the disclosure by SEAMLESS to Employee of Proprietary Information; and

WHEREAS, SEAMLESS will be vulnerable to unfair post-employment competition by Employee because Employee will have access to and knowledge of SEAMLESS's Proprietary Information, will have a personal relationship with SEAMLESS's clients, customers suppliers and others, and will generate good will which Employee acknowledges belongs to SEAMLESS;

NOW, THEREFORE, in consideration of Employee's initial and continued employment with SEAMLESS, the opportunity to receive equity-based grants with respect to SEAMLESS, the severance and other post-employment benefits provided for herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee agrees to enter into this Agreement with SEAMLESS as a condition of Employee's initial and continued employment pursuant to which SEAMLESS will limit Employee' s right to compete against SEAMLESS during and following termination of employment on the terms set forth in this Agreement. Intending to be legally bound, the parties agree as follows:

ARTICLE 1. NON-DISCLOSURE AND NON-DISPARAGEMENT: Employee shall not, during or after termination of employment, directly or indirectly, in any manner utilize or disclose to any person, firm, corporation, association or other entity, except where required by law, any Proprietary Information which is not generally known to the public, or has not otherwise been disclosed or recognized as standard practice in the industries in which SEAMLESS is engaged. Both parties hereto shall, during and after termination of employment, refrain from making any statements or comments of a defamatory or disparaging nature to any third party regarding (i) the other party and (ii) with respect to Seamless only, Seamless' affiliates and the respective officers, directors, personnel, policies or products of Seamless and its affiliates, in all instances, other than to comply with law.

ARTICLE 2. NON COMPETITION:

A.

Subject to Article 2. B. below, Employee, during Employee's period of employment with SEAMLESS, and for a period of six months following the voluntary or involuntary termination of employment, shall not, without SEAMLESS's written permission, which shall be granted or denied in SEAMLESS's sole discretion, directly or indirectly, associate with (including, but not limited to, association as a sole proprietor, owner, employer, partner, principal, investor, joint venture, shareholder, associate, employee, member, consultant, contractor or otherwise), or acquire or maintain ownership interest in, any Business which is competitive with that conducted by or developed for later implementation by SEAMLESS at any time during the term of Employee's employment. For purposes of this Agreement, "Business" shall be defined as a person, corporation, firm, LLC, partnership, joint venture or other entity. Nothing in the foregoing shall prevent Employee from investing in a Business that is or becomes publicly traded, if Employee's ownership is as a passive investor of less than 1% of the outstanding publicly traded stock of the Business.

B.

The provision set forth in Article 2.A above shall apply to full extent permitted by law (i) in all fifty states, and (ii) in each foreign country, possession or territory in which SEAMLESS may be engaged in, or have plans to engage in, business (x) during Employee's period of employment, or (y) in the case of a termination of employment, as of the effective date of such termination or at any time during the twenty-four month period prior thereto.

C.

Employee acknowledges that these restrictions are reasonable and necessary to protect the business interests of SEAMLESS, and that enforcement of the provisions set forth in this Article 2 will not unnecessarily or unreasonably impair Employee's ability to obtain other employment following the termination (voluntary or involuntary) of Employee’s employment with SEAMLESS. Further, Employee acknowledges that the provisions set forth in this Article 2 shall apply if Employee's employment is involuntarily terminated by SEAMLESS for Cause; as a result of the elimination of employee's position; for performance-related issues; or for any other reason or no reason at all.

ARTICLE 3. NON-SOLICITATION: During the period of Employee’s employment with SEAMLESS and for a period of two years following the termination of Employee's employment, regardless of the reason for termination, Employee shall not, directly or indirectly: (i) induce or encourage any employee of SEAMLESS to leave the employ of SEAMLESS, (ii) hire any individual who was an employee of SEAMLESS as of the date of Employee's termination of employment or within a six month period prior to such date, or (iii) induce or encourage any customer, client, supplier or other business relation of SEAMLESS to cease or reduce doing business with SEAMLESS or in any way interfere with the relationship between any such customer, client, supplier or other business relation and SEAMLESS; provided, however, that the forgoing shall not prohibit Employee from hiring for employment a SEAMLESS employee who responds to a general advertisement of employment that is not targeted specifically at SEAMLESS  employees.

ARTICLE 4. DISCOVERIES AND WORKS: Employee hereby irrevocably assigns, transfers, and conveys to SEAMLESS to the maximum extent permitted by applicable law Employee's right, title and interest now or hereinafter acquired, in and to all Discoveries and Works (as defined below) created, invented, designed, developed, improved or contributed to by Employee, either alone or jointly with others, while employed by SEAMLESS and within the scope of Employee' s employment and/or with the use of SEAMLESS's resources.

The terms "Discoveries and Works" include all works of authorship, inventions, intellectual property, materials, documents, or other work product (including, without limitation, Proprietary Information, patents and patent applications, patentable inventions, research, reports, software, code, databases, systems, applications, presentations, textual works, graphics and audiovisual materials). Employee shall have the burden of proving that any materials or works created, invented, designed, developed, contributed to or improved by Employee that are implicated by or relevant to employment by SEAMLESS are not implicated by this provision. Employee agrees to (i) keep accurate records and promptly notify, make full disclosure to, and execute and deliver any documents and to take any further actions reasonably requested by SEAMLESS to assist it in validating, effectuating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of its rights hereunder, provided that SEAMLESS shall be responsible for any out-of-pocket costs reasonably incurred by Employee in connection with any such further actions requested by SEAMLESS under this clause (i), and (ii) renounce any and all claims, including, without limitation, claims of ownership and royalty with respect to al) Discoveries and Works and all other property owned or licensed by SEAMLESS. Any Discoveries and Works that, within six months after the termination of Employee's employment with SEAMLESS, are made, disclosed, reduced to a tangible or written form or description, or are reduced to practice by Employee and which pertain to the business carried on or products or services being sold or developed by SEAMLESS at the time of such termination shall, as between Employee and SEAMLESS, be presumed to have been made during such employment with SEAMLESS. Employee acknowledges that, to the fullest extent permitted by law, all Discoveries and Works shall be deemed "works made for hire" under the Copyright Act of 1976, as amended, 17 U.S.C. Section 101. Employee hereby grants SEAMLESS a perpetual, nonexclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) in any Works and Discoveries, for all purposes in connection with SEAMLESS's current and future business, that Employee has created, invented, designed, developed, improved or contributed to prior to Employee’s employment with SEAMLESS that are relevant to or implicated by such employment ("Prior Works"). Any Prior Works are disclosed by Employee in Schedule 1.

ARTICLE S. REMEDIES: Employee acknowledges that in the event of any material violation by Employee of the provisions set forth in Articles 1, 2, 3 or 4 above, SEAMLESS will sustain serious, irreparable and substantial harm to its business, the extent of which will be difficult to determine and impossible to fully remedy by an action at law for money damages. Accordingly, Employee agrees that, in the event of such material violation or threatened material violation by Employee, SEAMLESS shall be entitled to an injunction before trial before any court of competent jurisdiction as a matter of course upon the posting of not more than a nominal bond, in addition to all such other legal and equitable remedies as may be available to SEAMLESS. If SEAMLESS is required to enforce the provisions set forth in Articles 2 and 3 above by seeking an injunction, Employee agrees that the relevant time periods set forth in Articles 2 and 3 shall commence with the entry of the injunction. Employee further agrees that, in the event any of the provisions of this Agreement are determined by a court of competent jurisdiction to be invalid, illegal, or for any reason unenforceable as written, such court shall substitute a valid provision which most closely approximates the intent and purpose of the invalid provision and which would be enforceable to the maximum extent permitted by law.

ARTICLE 6. POST-EMPLOYMENT BENEFITS:

A.	If Employee's employment is terminated by SEAMLESS for any reason other than Cause, Employee shall be entitled to the following post-employment benefits:
1.

Severance Pay: Employee shall receive severance payments equivalent to Employee's weekly base salary as of the effective date of termination for 26 weeks. Subject to Article 6.E., severance payments shall commence with the Employee's effective date of termination and shall be made in accordance with SEAMLESS's normal payroll cycle. The period during which Employee receives severance payments shall be referred to as the "Severance Pay Period." In addition, if Employee's employment is terminated by SEAMLESS for any reason other than Cause prior to June 25, 2013, Employee's severance shall include an additional payment equal to Employee's target bonus reduced on a pro-rata basis for the number of days following the date of termination that remain in the bonus year in which the termination occurred; provided, that each of the target bonus and the number of days referred to in this calculation shall be adjusted for any applicable proration with respect to bonus year 2012.

2.	Other Post-Employment Benefits
(a)

Basic Group medical insurance coverage shall continue under then prevailing terms during the Severance Pay Period; provided, however, that if Employee becomes employed by a new employer during that period, continuing coverage from SEAMLESS will become secondary to any coverage afforded by the new employer. Employee's share of the premiums will be deducted from Employee's severance payments. Basic Group medical coverage provided during such period shall be applied against SEAMLESS's obligation to continue group medical coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"). Upon termination of basic group medical coverage, Employee may convert such coverage to an individual policy to the extent allowable under the terms of the plan providing such coverage.

(b)

Employee's eligibility to participate in all other benefit and compensation plans, including, but not limited to bonus plans, life insurance, long term disability, any nonqualified plans and any equity-based plans, shall terminate as of the effective date of Employee's termination unless provided otherwise under the terms of a particular plan.

B.

Termination for "Cause'' shall be defined as termination of employment due to Employee's: (i) commission of a felony or a crime of moral turpitude; (ii) commission of a willful and material act of dishonesty involving the Company; (iii) breach of the Company's Business Conduct Policy (as adopted or amended from time to time); or (iv) willful misconduct that causes material harm to the Company or its business reputation.
C.

If Employee is terminated by SEAMLESS for reasons other than Cause, Employee will receive the severance payments and other post-employment benefits set forth above during the Severance Pay Period even if Employee commences other employment during such period, provided such employment does not violate the terms of Article 2.

D.

In addition to the remedies set forth in Article 5, SEAMLESS reserves the right to terminate all severance payments and other post-employment benefits if Employee materially violates the covenants set forth in Articles I, 2, 3 or 4 above.

E.

Employee' s receipt of severance and other post-employment benefits under this Agreement is contingent on (i) Employee's execution of a release in a form reasonably acceptable to SEAMLESS, except that such release shall not include any claims by Employee to enforce Employee's rights under, or with respect to, this Agreement or any SEAMLESS benefit plan pursuant to its terms, and (ii) the expiration of the applicable Age Discrimination in Employment Act revocation period without such release being revoked by Employee. For the avoidance of doubt, notwithstanding anything else contained in this Article 6 to the contrary, SEAMLESS may choose not to commence (or may choose to discontinue) providing any payment or benefit hereunder unless and until Employee executes and delivers, without revocation, the foregoing release within 60 clays following Employee's termination of employment; provided, however, that subject to receipt of such executed release, SEAMLESS shall commence providing such payments and benefits within 75 days following the date of termination of Employee's employment; provided, further, that if the 60 day release consideration period (and any permitted revocation period thereafter, if applicable) as described above begins in one calendar year and ends in a second calendar year, then any payment or benefit hereunder shall not commence until the second of such two calendar years (regardless of whether Employee delivers the required release in the first calendar year or in the second calendar year).

ARTICLE 7. TERM OF EMPLOYMENT:  Employee acknowledges that SEAMLESS has the right to terminate Employee's employment at any time for any reason whatsoever, provided, however, that any termination by SEAMLESS for reasons other than Cause shall result in the severance and the post-employment benefits described in Article 6 above, to become due in accordance with the terms of this Agreement subject to the conditions set forth in this Agreement. Employee further acknowledges that the severance payments made and other benefits provided by SEAMLESS are in full satisfaction of any obligations SEAMLESS may have resulting from SEAMLESS's exercise of its right to terminate Employee's employment, except for those obligations which are intended to survive termination such as the payments to be made pursuant to retirement plans, deferred compensation plans and conversion of insurance.

ARTICLE  8. MISCELLANEOUS:

A.

As used throughout this Agreement, SEAMLESS includes SEAMLESS NORTH AMERJCA, LLC and its subsidiaries and affiliates (including, without limitation, ARAMARK. CORPORATION, for so long as ARAMARK CORPORATION owns greater than 50% of the outstanding equity interests of SEAMLESS NORTII AMERICA, LLC) or any corporation, joint venture, or other entity in which SEAMLESS NORTH AMERICA, LLC or its subsidiaries or affiliates have an equity interest in excess of ten percent (10%).

B.	This Agreement shall supersede and substitute for any previous post-employment or severance agreement between Employee and SEAMLESS.
C.

If Employee's employment with SEAMLESS terminates solely by reason of a transfer of stock or assets of, or a merger or other disposition of, a subsidiary of SEAMLESS (whether direct or indirect), such termination shall not be deemed a termination of employment by SEAMLESS for purposes of this Agreement, provided that SEAMLESS and the subsequent employer (or the transferee, purchasing entity or other appropriate entity in the applicable transaction) agree in writing that such subsequent employer shall expressly assume and agree to perform this Agreement in the same manner and to the same extent that SEAMLESS would be required to perform it if no such transaction had taken place. Employee acknowledges and agrees that SEAMLESS may assign this Agreement and SEAMLESS's rights hereunder, and particularly Articles 1, 2, 3 and 4, in its sole discretion and without advance approval by Employee. In such case, Employee agrees that SEAMLESS may assign this Agreement and all references to "SEAMLESS" contained in this Agreement shall thereafter be deemed to refer to the subsequent employer.

D.	Employee shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise.
E.

In the event any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

F.

In the event that it is reasonably determined by SEAMLESS that, as a result of the deferred compensation tax rules under Section 409A of the Internal Revenue Code of 1986, as amended (and any related regulations or other pronouncements thereunder) ("the Deferred Compensation Tax Rules"), any of the payments or benefits that Employee is entitled to under the terms of this Agreement (or any other nonqualified deferred compensation plan or arrangement maintained by SEAMLESS in which Employee participates) may not be made at the time contemplated by the terms hereof or thereof, as the case may be, without causing Employee to be subject to tax under the Deferred Compensation Tax Rules, SEAMLESS shall, in lieu of providing such payment or benefit when otherwise due under this Agreement (or any other nonqualified deferred compensation plan or arrangement maintained by SEAMLESS in which Employee participates), instead provide such payment or benefit on the first day on which such provision would not result in Employee incurring any tax liability under the Deferred Compensation Tax Rules; which day, if Employee is a "specified employee" within the meaning of the Deferred Compensation Tax Rules, shall be the first day following the six-month period beginning on the date of Employee's termination of employment; provided, further, that to the extent that the amount of payments due under Article 6.A are not subject to the Deferred Compensation Tax Rules by virtue of the application of Treas. Reg. Sec. l .409A-1 (b)(9)(iii)(A) or another applicable exemption, such payments shall not be subject to such six-month delay. In the event that any payments or benefits that SEAMLESS would otherwise be required to provide under this Agreement (or any other nonqualified deferred compensation plan or arrangement maintained by SEAMLESS in which Employee participates) cannot be provided in the manner contemplated herein without subjecting Employee to tax under the Deferred Tax Rules, SEAMLESS shall provide such intended payments or benefits to Employee in an alternative manner that conveys an equivalent economic benefit to Employee as soon as practicable as may otherwise be permitted under the Deferred Compensation Tax Rules. In addition to the foregoing, for purposes of the Deferred Compensation Tax Rules, each payment made under this Agreement (including, without limitation, each installment payment due under Article 6.A) shall be designated as a "separate payment" within the meaning of the Deferred Compensation Tax Rules.

G.

The terms of this Agreement shall be governed by the laws of the State of New York, without regard to conflicts of laws principles thereof. For purposes of any action or proceeding, Employee irrevocably submits to the non-exclusive jurisdiction of the courts of New York and the courts of the United States of America located in New York for the purpose of any judicial proceeding arising out of or relating to this Agreement, and acknowledges that the designated fora have a reasonable relation to the Agreement and to the parties' relationship with one another. Notwithstanding the provisions of this Article 8.G, SEAMLESS may, in its discretion, bring an action or special proceeding in any court of competent jurisdiction for the purpose of seeking temporary or preliminary relief pending resolution of a dispute.

H.

Employee expressly consents to the application of Article 8.G to any judicial action or proceeding arising out of or relating to this Agreement. SEAMLESS shall have the right to serve legal process upon Employee in any manner permitted by law. SEAMLESS may deliver any notice to Employee pursuant to this Agreement by sending such notice to the most recent address on file for the Employee.

I.

Employee hereby waives, to the fullest extent permitted by applicable law, any objection that Employee now or hereafter may have to personal jurisdiction or to the laying of venue of any action or proceeding brought in any court referenced in Article 8.G and hereby agrees not to plead or claim the same.

J.

Notwithstanding any other provision of this Agreement, SEAMLESS may, to the extent required by law, withhold applicable federal, state and local income and other taxes from any payments due to Employee hereunder.

K.	This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Company and

Employee, and their respective heirs, legal representatives, successors and assigns. Employee acknowledges and agrees that this Agreement, including its provisions on post-employment restrictions, is specifically assignable by SEAMLESS. Employee hereby consents to such future assignment and agrees not to challenge the validity of such future assignment.

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have caused this Agreement to be signed.

SEAMLESS NORTH AMERICA, LLC

Date:		By:	/s/ Jonathan H. Zabusky
Jonathan H. Zabusky

Date:	5/17/12	By:	/s/ Margo Drucker
Margo Drucker

Schedule 1

Prior Works*

•	If no Prior Works are listed, Employee certifies that there are none.